Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
FirstAmerica Automotive, Inc.


We consent to the incorporation by reference in the registration statement of Sonic Automotive, Inc. of Form S-4 Amendment 1 dated January 5, 2001 of our report dated March 19, 1999, with respect to the consolidated balance sheets of FirstAmerica Automotive, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K/A of Sonic Automotive dated January 27, 2000:

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

                                                                    /s/ KPMG LLP

January 5, 2001
San Francisco, California